Question 77 H.  Changes in control of Registrant

Series 5 - SunAmerica Global Trends Fund

During the period ended October 31, 2014, the SunAmerica Focused Multi-Asset Strategy Fund, an affiliate of the registrant (the Acquiring Portfolio), acquired shares of the SunAmerica
Global Trends Fund, which is a series of the registrant
(the Acquired Portfolio), through a series of transactions.
As of April 30, 2014 the Acquiring Portfolio owned 22.7% of the Acquired Portfolio. As of October 31, 2014, the Acquiring Portfolio owned approximately 28.1% of the Acquired Portfolio.